EXHIBIT 23(b)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Forms S-3 (Nos. 333-143226, 333-02761, 333-47955 and 333-88206) and Forms S-8 (Nos. 33-53193, 333-95477, 333-103181, 333-103633, 333-107691, 333-117761, 333-126957 and 333-130123) of our report dated August, 16, 2007, except for the retrospective adjustment of additional capital, common shares, share numbers and per share amounts to give effect to the 3-shares-for-2 split of the Company’s common stock as to which the date is October 1, 2007, relating to the financial statements and financial statement schedule, which appears in Parker Hannifin Corporation’s Annual Report on Form 10-K for the year ended June 30, 2009.

/s/ PricewaterhouseCoopers LLP

Cleveland, Ohio

January 14, 2010